Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Michael T. Prior
Monday, April 29, 2013		Chief Executive Officer
978-619-1300

Justin D. Benincasa
Chief Financial Officer
978-619-1300

Atlantic Tele-Network, Inc. Reports

First Quarter 2013 Results

•                  Total revenues were $172.9 million

•                  Adjusted EBITDA was $43.3 million

•                  Operating income was $17.8 million, inclusive of gain on asset sale of $1.1 million

•                  Net income attributable to ATN’s stockholders was $8.8 million, or $0.56 per diluted share

•                  Net cash provided by operating activities was $25.0 million

Beverly, MA (April 29, 2013) — Atlantic Tele-Network, Inc. (NASDAQ: ATNI), today reported results for the first quarter ended March 31, 2013.

First Quarter 2013 Financial Results

“First quarter results were mixed,” said Michael Prior, Atlantic Tele-Network’s Chief Executive Officer.  “On the positive side, we maintained stable operating income and EBITDA margins, and our Adjusted EBITDA margin was 25%.  Our international wireless business continued to perform well, with solid revenue and operating income improvements achieved across our Island Wireless properties.  Also, we experienced consistent year-over-year performance from our legacy wholesale business, following the Midwest U.S. spectrum sale which closed at the end of 2012.  On the other hand, despite diligent efforts to grow our U.S. retail subscriber base, including continued strength in the prepaid segment, revenues continued to be negatively affected by post-paid customer attrition, and we began to see declines in our wholesale revenue within the Alltel markets in the first quarter.  We hope to be able to moderate the Alltel postpaid subscriber losses in coming quarters through an improved device lineup, which now includes the iPhone.  In another positive development, the waiting period for the Alltel sale transaction under the Hart Scott Rodino Anti-trust

Improvements Act has expired, and we anticipate closing in the second half of this year, pending receipt of all regulatory approvals.”

Total revenues for the first quarter were $172.9 million, 6% below the $183.1 million reported for the first quarter of 2012.  The year-over-year decrease resulted from lower U.S. wireless revenues in both the wholesale and retail lines of business, partially offset by higher international wireless revenues and equipment sales.

Adjusted EBITDA(1) for the 2013 first quarter was $43.3 million, 4% below the $45.2 million reported in the 2012 first quarter, as a result of the revenue decline in the Company’s U.S. Wireless segment, partially offset by improved profitability in the Company’s Island Wireless segment.  Operating income for the first quarter of 2013 was $17.8 million, a 2% decrease from the $18.1 million reported in last year’s first quarter.  Operating income in the 2013 first quarter included a $1.1 million gain on the sale of wholesale wireless assets.  Net income attributable to ATN’s stockholders was $8.8 million, or $0.56 per diluted share, as compared to the $9.3 million, or $0.60 per diluted share, reported in last year’s first quarter.

First Quarter 2013 Operating Highlights

U.S. Wireless Service Revenues

U.S. wireless service revenues include voice and data service revenues from the Company’s prepaid and postpaid retail operations as well as its wholesale roaming operations. Total service revenues from the U.S. wireless businesses were $121.6 million compared to $134.1 million in the first quarter of 2012, a decrease of 9%.

U.S. retail wireless service revenues were $81.3 million, 6% below the $86.7 million reported in the 2012 first quarter.  This decrease was due to net postpaid subscriber attrition that the Company experienced throughout the past year. At the end of the 2013 first quarter, the Company had approximately 590,000 U.S. retail subscribers, an increase of 2% from the approximately 579,000 subscribers the Company had at the end of last year’s first quarter. Despite a higher percentage of contract expirations, this quarter marked the fourth consecutive quarter in which the Company experienced positive net subscriber additions in its U.S. retail wireless business, driven by growth in prepaid subscribers.  The 2013 second quarter will be another period of higher-than-average contract expirations that is likely to result in further decreases in postpaid subscribers, although the launch of the iPhone late in the first quarter is expected to improve customer churn.  Of the total subscribers at March 31, 2013, approximately 413,000 were postpaid subscribers and approximately 177,000 were prepaid subscribers. Additional operating data on the Company’s U.S. retail wireless business can be found in Table 4 of this release.

U.S. wholesale wireless revenues were $40.3 million, a decrease of 15% from the $47.4 million reported in the first quarter of 2012. The first quarter 2013 wholesale revenues were negatively impacted by the sale of certain spectrum and related cell sites in the Midwestern U.S. which was completed late in the fourth quarter of 2012.  Additionally, wholesale revenues declined, primarily in the Alltel markets, as a result of roaming partners increasing their coverage and capacity in certain areas where they previously relied on the Company for coverage.  Data revenues accounted for 53% of wholesale wireless revenues for the quarter, compared to 48% a year earlier.

International Wireless Revenues

International wireless revenues include retail and wholesale voice and data wireless revenues from international operations in Bermuda and the Caribbean. International wireless revenues were $21.4 million, an increase of 13% over the $18.9 million reported in the first quarter of 2012.  This increase was largely due to subscriber growth and strong seasonal roaming revenues within the Island Wireless segment. At the end of the first quarter of 2013, the Company had approximately 335,000 international wireless subscribers of which 88% were prepaid subscribers.  This is an increase of approximately 6% from approximately 315,000 wireless subscribers at the end of the first quarter of 2012.  Each of the Company’s international subsidiaries experienced solid year-over-year growth in wireless revenues in the first quarter of 2013.

(1)  See Table 5 for reconciliation of Net Income to Adjusted EBITDA.

Wireline Revenues

Wireline revenues are primarily generated by the Company’s wireline operations in Guyana, including international telephone calls into and out of that country, and by its integrated voice and data and wholesale transport operations in New England and New York State. Wireline revenues were $20.6 million, a 5% decline from the $21.7 million recorded in the first quarter of 2012, primarily resulting from lower wireline revenues in Guyana.

Reportable Operating Segments

The Company has four reportable segments: (i) U.S. Wireless; (ii) International Integrated Telephony, which operates in Guyana; (iii) Island Wireless, which generates its revenues and has its assets located in Bermuda and the Caribbean (including the U.S. Virgin Islands); and (iv) U.S. Wireline. Financial data on our reportable operating segments for the three months ended March 31, 2013 are as follows (in thousands):

	U.S. Wireless	International Integrated Telephony	Island Wireless	U.S. Wireline	Reconciling Items (1)	Total

Total Revenue	$129,504	$22,692	$15,894	$4,778	$—	$172,868
Adjusted EBITDA	32,475	10,723	4,229	234	(4,384)	43,277
Operating Income (Loss)	15,017	6,332	1,634	(408)	(4,806)	17,769

(1) Reconciling items are comprised of corporate general and administrative costs and acquisition-related charges.

On January 22, 2013, the Company announced a definitive agreement to sell its U.S. retail wireless business operating under the Alltel name to AT&T for a cash purchase price of $780.0 million.  This business is reported as part of the U.S. Wireless segment, and for the first quarter of 2013 it generated revenues, adjusted EBITDA and operating income of approximately $108.0 million, $20.2 million and $5.3 million, respectively.

Balance Sheet and Cash Flow Highlights

Cash and cash equivalents at March 31, 2013 were $140.8 million.  Long-term debt was $247.3 million.  Net cash provided by operating activities was $25.0 million for the first quarter of 2013.  Capital expenditures were $20.9 million for the first quarter.  The Company expects full year 2013 capital expenditures in the range of $95 to $105 million, assuming the Alltel sale transaction is completed as anticipated in 2013.

Conference Call Information

Atlantic Tele-Network will host a conference call on Tuesday, April 30, 2013 at 9:00 a.m. Eastern Time (ET) to discuss its 2013 first quarter results. The call will be hosted by Michael Prior, President and Chief Executive Officer, and Justin Benincasa, Chief Financial Officer. The dial-in numbers are US/Canada: (877) 734-4582 and International: (678) 905-9376, conference ID 52235060. A replay of the call will be available at ir.atni.com beginning at 1:00 p.m. (ET) on April 30, 2013.

About Atlantic Tele-Network

Atlantic Tele-Network, Inc. (NASDAQ:ATNI), headquartered in Beverly, Massachusetts, provides telecommunications services to rural, niche and other under-served markets and geographies in the United States, Bermuda and the Caribbean. Through our operating subsidiaries, we provide both wireless and wireline connectivity to residential and business customers, including a range of mobile wireless solutions, local exchange services and broadband internet services and are the owner and operator of terrestrial and submarine fiber optic transport systems. For more information, please visit www.atni.com.

Cautionary Language Concerning Forward Looking Statements

This press release contains forward-looking statements relating to, among other matters, our future financial performance and results of operations; our proposed sale of our Alltel operations and the expected timetable for the completion of such sale; the competitive environment in our key markets, demand for our services and industry trends; the outcome of regulatory matters; our continued access to the credit and capital markets; the pace of our network expansion and improvement, including our level of estimated future capital expenditures and our realization of the benefits of these investments; and management’s plans and strategy for the future. These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results.  Actual future events and results could differ materially from the events and results indicated in these statements as a result of many factors, including, among others, (1)  the general performance of our operations, including operating margins, wholesale revenues, and the future retention and turnover of our subscriber base; (2) our ability to receive requisite regulatory consents and approvals and satisfy other conditions needed to complete our proposed sale of our Alltel operations; (3) our ability to maintain favorable roaming arrangements; (4) increased competition; (5) economic, political and other risks facing our foreign operations; (6) the loss of certain FCC and other licenses, USF funds or other regulatory changes affecting our businesses; (7) rapid and significant technological changes in the telecommunications industry; (8) any loss of any key members of management; (9) our reliance on a limited number of key suppliers and vendors for timely supply of equipment and services relating to our network infrastructure and retail wireless business; (10) the adequacy and expansion capabilities of our network capacity and customer service system to support our customer growth; (11) the occurrence of severe weather and natural catastrophes; (12) our continued access to capital and credit markets; and (13) our ability to realize the value that we believe exists in our businesses. These and other additional factors that may cause actual future events and results to differ materially from the events and results indicated in the forward-looking statements above are set forth more fully under Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 18, 2013, and the other reports we file from time to time with the SEC. The Company undertakes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors that may affect such forward-looking statements.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this news release also contains non-GAAP financial measures. Specifically, ATN has presented Adjusted EBITDA and ARPU measures. Adjusted EBITDA is defined as net income attributable to ATN stockholders before interest, taxes, depreciation and amortization, acquisition related charges, impairment of intangible assets, gain on disposition of long-lived assets, other income or expense, net income attributable to non-controlling interests, and equity in earnings of unconsolidated affiliates. ARPU, or monthly average revenue per subscriber/unit, is computed by dividing total retail service revenues per period by the weighted average number of subscribers with service during that period, and then dividing that result by the number of months in the period.  The Company believes that the inclusion of these non-GAAP financial measures helps investors to gain a meaningful understanding of the Company’s core operating results and enhance comparing such performance with prior periods. ATN’s management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods. The non-GAAP financial measures included in this news release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. Reconciliations of the non-GAAP financial measures used in this news release to the most directly comparable GAAP financial measures are set forth in the text of, and the accompanying tables to, this press release.

Table 1

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Balance Sheets

(in Thousands)

	March 31,	December 31,
	2013	2012
Assets:
Cash and cash equivalents	$140,790	$136,647
Other current assets	121,817	119,504

Total current assets	262,607	256,151

Property, plant and equipment, net	443,427	450,547
Goodwill and other intangible assets, net	178,546	180,904
Other assets	23,609	23,273

Total assets	$908,189	$910,875

Liabilities and Stockholders’ Equity:
Current portion of long-term debt	$19,600	$15,680
Other current liabilities	136,453	143,525

Total current liabilities	156,053	159,205

Long-term debt, net of current portion	247,306	250,900
Other liabilities	105,134	106,530

Total liabilities	508,493	516,635

Total Atlantic Tele-Network, Inc.’s stockholders’ equity	339,869	334,146
Non-controlling interests	59,827	60,094

Total equity	399,696	394,240

Total liabilities and stockholders’ equity	$908,189	$910,875

Table 2

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Statements of Operations

(in Thousands, Except per Share Data)

	Three Months Ended
	March 31,
	2013	2012 (a)
Revenues:
U.S. wireless:
Retail	$81,282	$86,683
Wholesale	40,302	47,384
International wireless	21,430	18,900
Wireline	20,564	21,731
Equipment and other	9,290	8,389
Total revenue	172,868	183,087

Operating expenses:
Termination and access fees	34,254	40,562
Engineering and operations	22,132	21,945
Sales, marketing and customer service	29,502	32,005
Equipment expense	24,557	20,692
General and administrative	19,146	22,724
Acquisition-related charges	782	5
Depreciation and amortization	25,802	27,024
Gain on disposition of long-lived assets	(1,076)	—
Total operating expenses	155,099	164,957

Operating income	17,769	18,130

Other income (expense):
Interest income (expense), net	(2,272)	(3,877)
Other income (expense)	201	63
Equity in earnings of unconsolidated affiliates	582	1,402
Other income (expense), net	(1,489)	(2,412)
Income before income taxes	16,280	15,718
Income taxes	6,362	6,781
Net income	9,918	8,937
Net loss (income) attributable to non-controlling interests, net of tax	(1,142)	384
Net income attributable to Atlantic Tele-Network, Inc. stockholders	$8,776	$9,321

Net income per weighted average share attributable to Atlantic Tele-Network, Inc. stockholders:
Basic	$0.56	$0.60
Diluted	$0.56	$0.60

Weighted average common shares outstanding:
Basic	15,588	15,456
Diluted	15,695	15,554

(a)     Certain reclassifications have been made to prior period amounts to conform to the current presentation

Table 3

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Cash Flow Statement

(in Thousands)

	Three months ended March 31,
	2013	2012

Net income	$9,918	$8,937
Depreciation and amortization	25,802	27,024
Change in operating assets and liabilities	(13,589)	(18,409)
Other	2,850	3,476
Net cash provided by operating activities	24,981	21,028

Capital expenditures	(20,876)	(19,055)
Proceeds from disposition of long-lived assets	1,500	—

Net cash used by investing activities	(19,376)	(19,055)

Borrowings under revolver loan, net of repayments	—	12,846
Principal repayments of term loans	—	(6,267)
Dividends paid on common stock	—	(3,553)
Distributions to non-controlling interests	(935)	(424)
Other	(527)	383

Net cash used by financing activities	(1,462)	2,985

Net change in cash and cash equivalents	4,143	4,958

Cash and cash equivalents, beginning of period	136,647	48,735
Cash and cash equivalents, end of period	$140,790	$53,693

Table 4

ATLANTIC TELE-NETWORK, INC.

Operating Data for U.S. Retail Wireless Operations

Three Months Ended:	MAR 2012	JUN 2012	SEP 2012	DEC 2012	MAR 2013

Beginning Subscribers	579,716	578,585	583,547	585,418	587,766
Prepay	121,688	130,981	141,452	153,108	162,656
Postpay	458,028	447,604	442,095	432,310	425,110

Gross Additions	54,837	55,448	66,539	69,719	73,331
Prepay	32,372	31,868	40,779	39,843	47,212
Postpay	22,465	23,580	25,760	29,876	26,119

Net Additions	(1,131)	4,962	1,871	2,348	1,904
Prepay	9,293	10,471	11,656	9,548	14,440
Postpay	(10,424)	(5,509)	(9,785)	(7,200)	(12,536)

Ending Subscribers	578,585	583,547	585,418	587,766	589,670
Prepay	130,981	141,452	153,108	162,656	177,096
Postpay	447,604	442,095	432,310	425,110	412,574

ATLANTIC TELE-NETWORK, INC.

U.S. Retail Wireless Operations Key Performance Indicators

Three Months Ended:	MAR 2012	JUN 2012	SEP 2012	DEC 2012	MAR 2013

Average Subscribers (weighted monthly)	578,531	580,441	583,607	585,519	586,376

Monthly Average Revenues per Subscriber/Unit (ARPU)

• Subscriber ARPU	$49.36	$47.63	$46.87	$46.79	$45.34

• Postpaid Subscriber ARPU	$54.15	$53.96	$54.52	$55.16	$54.49

Monthly Postpay Subscriber Churn	2.41%	2.18%	2.70%	2.88%	3.07%

Monthly Blended Subscriber Churn	3.22%	2.90%	3.70%	3.84%	4.07%

Table 5

ATLANTIC TELE-NETWORK, INC.

Reconciliation of Non-GAAP Measures

(In Thousands)

Reconciliation of Net Income to Adjusted EBITDA for the Three Months Ended March 31, 2012 and 2013

	Three Months Ended March 31, 2012
	U.S Wireless	International Integrated Telephony	Island Wireless	U.S. Wireline	Reconciling Items	Total

Net income attributable to Atlantic Tele-Network, Inc. stockholders						$9,321
Net loss attributable to non-controlling interests, net of tax						(384)
Income taxes						6,781
Equity in earnings of unconsolidated affiliates						(1,402)
Other income						(63)
Interest expense, net						3,877
Operating income (loss)	$18,922	$6,235	$(1,639)	$(423)	$(4,965)	$18,130
Depreciation and amortization	18,701	4,528	2,786	746	263	27,024
Acquisition-related charges	—	—	—	—	5	5
Adjusted EBITDA	$37,623	$10,763	$1,147	$323	$(4,697)	$45,159

	Three Months Ended March 31, 2013
	U.S Wireless	International Integrated Telephony	Island Wireless	U.S. Wireline	Reconciling Items	Total

Net income attributable to Atlantic Tele-Network, Inc. stockholders						$8,776
Net income attributable to non-controlling interests, net of tax						1,142
Income taxes						6,362
Equity in earnings of unconsolidated affiliates						(582)
Other income						(201)
Interest expense, net						2,272
Operating income (loss)	$15,017	$6,332	$1,634	$(408)	$(4,806)	$17,769
Depreciation and amortization	17,816	4,391	2,595	642	358	25,802
Acquisition-related charges	718	—	—	—	64	782
Gain on disposition of long-lived assets	(1,076)	—	—	—	—	(1,076)
Adjusted EBITDA	$32,475	$10,723	$4,229	$234	$(4,384)	$43,277

Reconciliation of Operating Income to Adjusted EBITDA for the Alltel Business

For the Three Months Ended March 31, 2013

Operating income	$5,300
Depreciation and amortization	14,205
Acquisition-related charges	718
Adjusted EBITDA	$20,223